Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO                (978) 725-7555
LSB Corporation Announces Fourth Quarter 2007 and Annual Financial Results,
Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — January 24, 2008 — LSB Corporation (NASDAQ-LSBX) (the “Corporation” or the “Company”) today announced fourth quarter 2007 net income of $1.1 million, or $0.24 per diluted share, as compared to net income of $1.0 million, or $0.22 per diluted share, for the fourth quarter of 2006. Net income for the year ended December 31, 2007, totaled $3.7 million, or $0.81 per diluted share, as compared to net income of $126,000, or $0.03 per diluted share, for the year-to-date period ended December 31, 2006.
The largest factors in the annual results for 2006 were the balance sheet restructuring whereby $80 million of investments were sold at a pre-tax loss of $2.4 million (after-tax charge of $1.6 million, or $0.35 per diluted share) accompanied by other costs incurred in 2006 relating to the name change of the Company’s subsidiary bank to River Bank and former employee severance payments; the combination of which totaled approximately $1.2 million on a pre-tax basis (after-tax charge of $780,000, or $0.17 per diluted share).
The results in the fourth quarter of 2007 reflect the final settlement gain of $405,000 recorded in connection with the pension plan termination announced in October 2006 as compared to a curtailment gain of $602,000 incurred in the fourth quarter of 2006. The pre-tax settlement gain is due to the reversal of the accrued pension liability. Partially offsetting the settlement gain, the Company recorded a provision for loan losses of $180,000 in the fourth quarter of 2007 as compared to a provision of $100,000 recorded for the fourth quarter of 2006. The increase in the provision for loan losses in 2007 is due to the continued, sustained corporate loan growth rather than credit quality deterioration.
The Company’s net interest margin increased to 2.72% for the 2007 year compared from 2.68% for 2006. This increase reflects the Company’s continued success in generating new loan growth and replacing maturing investments with higher-yielding loans. However, the Company expects that the current interest rate levels and fierce competition for retail deposits will continue to exert pressures on its deposit and borrowing costs, which will likely decrease the Company’s net interest margin in future periods. For the fourth quarter of 2007, the Company’s net interest margin was 2.58% as compared to 2.72% for the comparable period of 2006.
Total assets increased $78.7 million from December 31, 2006 to $621.7 million as of December 31, 2007. The 2007 increase primarily reflected the strong loan growth and an increase in the investment portfolio.
Total loans were $358.1 million as of December 31, 2007, for an increase of $70.0 million from December 31, 2006. The growth was primarily in the corporate loan portfolio, which increased 29% over the same time period. As of December 31, 2007, non-performing loans equaled 0.43% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.34% as compared to 0.37% and 1.50%, respectively, as of December 31, 2006.
Total deposits increased $26.4 million from December 31, 2006 and totaled $322.1 million as of December 31, 2007. Due to aggressive promotional campaigns targeting new customers, certificates of deposit increased 23.3% from December 31, 2006. Money market investment accounts and NOW accounts increased modestly offset by decreases in savings accounts and demand deposit accounts. Brokered certificates of deposit totaled $5.5 million at December 31, 2007. Total borrowed funds increased during the twelve months of 2007 by $50.6 million or 27.4% and totaled $235.4 million as of December 31, 2007.
President and CEO Gerald T. Mulligan stated, “Our improvement in annual results for 2007 was due to many factors including a decrease in non-interest expenses, higher fee income on our deposit accounts and increases in the total yield on earning assets to 6.22% in 2007 from 5.63% in 2006. Offsetting the progress in improving the yield on total assets was a significant increase in the cost of funds from 3.41% in 2006 to 4.03% in 2007. Presently, deposit rate competition, mostly from large national competitors, is keeping deposit costs from falling as rapidly as asset yields which are generally tied directly to market indices. If those conditions persist, deterioration in the net interest margin is likely. While much of the industry is experiencing credit concerns, I am heartened by the low level of non-performing loans at the Bank and the continued strong level of allowance coverage at 1.34% of total loans.”
The Company also announced today a quarterly cash dividend of $0.14 to be paid on February 21, 2008 to shareholders of record as of February 7, 2008. This dividend represents a 3.5% annualized dividend yield based on the closing stock price of $16.00 on December 31, 2007.
Under the previously approved common stock repurchase program, the Company has repurchased 90,356 shares, or approximately 40% of its targeted goal, of the Company’s outstanding common stock since the program’s inception at an average cost of $16.19 per share. The timing and amount of future stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations; the Company has placed no deadline on the duration of the repurchase program.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Twelve months ended
(At or for the periods ending)	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Performance ratios (annualized):
Efficiency ratio	65.84%	75.41%	67.00%	85.66%
Return on average assets	0.70%	0.74%	0.64%	0.02%
Return on average stockholders’ equity	7.29%	6.93%	6.35%	0.22%
Net interest margin	2.58%	2.72%	2.72%	2.68%
Interest rate spread (int. bearing only)	2.09%	2.13%	2.19%	2.22%

Dividends paid per share during period	$0.14	$0.14	$0.56	$0.56

(At)	Dec. 31, 2007	Dec. 31, 2006
Capital Ratio:
Stockholders’ equity to total assets	9.70%	10.78%
Leverage ratio	9.72%	11.18%
Risk Based Capital Ratio:
Tier one	13.45%	15.73%
Total risk based	14.53%	16.86%
Asset Quality:
Allowance for loan losses as a percent of total loans	1.34%	1.50%
Non-performing loans as a percent of total loans	0.43%	0.37%
Per Share Data:
Book value per share	$13.35	$12.74
Tangible book value per share (excludes accumulated other comp. income or loss)	$13.26	$13.05
Market value per share	$16.00	$16.57

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Dec. 31, 2007	Dec. 31, 2006
Retail loans	$103,796	$91,190
Corporate loans	254,317	196,973

Total loans	358,113	288,163

Allowance for loan losses	(4,810)	(4,309)

Investments available for sale	230,596	218,682
FHLB stock	10,185	10,046

Total investments	240,781	228,728
Federal funds sold	56	11,871
Other assets	27,511	18,512

Total assets	$621,651	$542,965

Deposits	$322,083	$295,662
Borrowed funds	235,351	184,782
Other liabilities	3,919	3,990

Total liabilities	561,353	484,434

Common stock	452	459
Additional paid-in capital	60,382	61,578
Retained earnings (loss)	(934)	(2,090)
Accumulated other comprehensive income (loss)	398	(1,416)

Total stockholders’ equity	60,298	58,531

Total liabilities and stockholders’ equity	$621,651	$542,965

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
(For the period ended)	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Interest income	$9,304	$7,821	$35,008	$28,956
Interest expense	5,432	4,253	19,681	15,160

Net interest income	3,872	3,568	15,327	13,796
Provision for loan losses	180	100	645	160

Net interest income after provision for loan losses	3,692	3,468	14,682	13,636
Loss on sale of investments	—	—	—	(2,417)
Gains on pension plan termination	405	602	762	602
Other non-interest income	566	410	1,922	1,410
Salary & employee benefits expense	1,739	1,739	6,836	7,399
Other non-interest expense	1,183	1,261	4,721	5,621

Total non-interest expense	2,922	3,000	11,557	13,020
Net income before income tax expense	1,741	1,480	5,809	211
Income tax expense	651	480	2,091	85

Net income	$1,090	$1,000	$3,718	$126

Basic earnings per share	$0.24	$0.22	$0.81	$0.03
Diluted earnings per share	$0.24	$0.22	$0.81	$0.03

End of period shares outstanding	4,516,561	4,593,617	4,516,561	4,593,617

Average shares outstanding:
Basic	4,527,750	4,576,834	4,575,197	4,543,251
Diluted	4,553,121	4,609,059	4,602,706	4,600,765